Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2005 Results

14.5% Revenue Increase and $0.21 Earnings Per Share

Portland, Oregon – (Business Wire) – August 2, 2005 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal second quarter ended June 25, 2005.

Highlights for the second quarter of 2005 compared to the second quarter of 2004 were as follows:

•                  Revenues increased 14.5% to $68.4 million

•                  Comparable restaurant sales increased 3.3%

•                  Net income of $2.9 million compared to a ($2.6) million net loss

•                  Diluted earnings per share of $0.21 compared to a net loss per share of ($0.33)

Highlights for the first six months of 2005 compared to the first six months of 2004 were as follows:

•                  Revenues increased 12.7% to $128.8 million

•                  Comparable restaurant sales increased 2.3%

•                  Net income of $4.5 million compared to a ($3.6) million net loss

•                  Diluted earnings per share of $0.32 compared to a net loss per share of ($0.46)

“Our financial performance for the second quarter surpassed our expectations, as we benefited from strong performance from the restaurants opened during the quarter as well as our ability to manage food and beverage costs. Our growth plan remains on track and we have already opened five of the seven new restaurant units planned for in fiscal 2005.  We continue to identify attractive real estate opportunities for 2006 and beyond,” said Saed Mohseni, Chief Executive Officer.

Second Quarter 2005 Results

Revenues in the second quarter of 2005 increased 14.5% to $68.4 million from $59.7 million in the second quarter of 2004.  The increase in revenues is attributable to the opening of seven company-owned restaurants in the last three quarters of 2004 and the first two quarters of 2005, as well as a 3.3% increase in comparable restaurant sales.  The Company opened two new company-owned restaurants in the second quarter of 2005, one in Charlotte, North Carolina and the other in Tigard, Oregon.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $57.4 million in the second quarter of 2005, or 83.9% of revenues, compared to $50.8 million in the second quarter of 2004, or 85.1% of revenues.

Food and beverage costs were $19.9 million in the second quarter of 2005, or 29.1% of revenues, compared to $17.9 million in the second quarter of 2004, or 30.0% of revenues.  The improvement in food and beverage costs as a percentage of revenues was primarily related to menu pricing increases, coupled with product handling efficiencies for the restaurants opened in 2004.  Labor costs were $21.4 million in the second quarter of 2005, or 31.3% of revenues, compared to $18.7 million in the second quarter of 2004, or 31.4% of revenues.

Operating costs were $10.0 million in the second quarter of 2005, or 14.6% of revenues, and $8.7 million in the second quarter of 2004, or 14.7% of revenues. Occupancy costs were $6.1 million in the second quarter of 2005, or 8.9% of revenues, compared to $5.4 million in the second quarter of 2004, or 9.0% of revenues.

General and administrative expenses were $3.6 million in the second quarter of 2005, or 5.2% of revenues, compared to $2.6 million in the second quarter of 2004, or 4.3% of revenues.  The increase in general and administrative expenses was primarily due to costs associated with being a public company.

Restaurant pre-opening costs decreased to $0.8 million in the second quarter of 2005 from $1.1 million in the second quarter of 2004, primarily due to the decreased number of restaurants opened or under construction in the second quarter of 2005.  Depreciation and amortization expense decreased to $2.4 million, or 3.5% of revenues, from $2.9 million, or 4.9% of revenues, due to three-year lived assets acquired in August of 2001 which became fully depreciated in 2004.

Operating income was $4.3 million in the second quarter of 2005, compared to an operating loss of ($1.3) million in the second quarter of 2004.  Last year’s results included $3.6 million of management fees and covenants not to compete expenses, which ceased with the termination of the agreements in 2004 in connection with the Company’s initial public offering.

Interest expense was $0.2 million in the second quarter of 2005 compared to $0.9 million in the second quarter of 2004.  The decrease was primarily due to a reduction in the average outstanding debt balance as a result of the pay down of debt with the proceeds from the initial public offering.  Total debt as of June 25, 2005 was $12.9 million, which included $0.9 million of capital lease obligations.

Net income in the second quarter of 2005 was $2.9 million, or $0.21 per diluted share, compared to a net loss of ($2.6) million, or ($0.33) per diluted share in the second quarter of 2004.

First Six Months 2005 Financial Results

Revenues for the six months ended June 25, 2005 increased 12.7% to $128.8 million from $114.2 million in the same period a year ago. Comparable restaurant sales increased 2.3% through the first six months of 2005.

Net income for six months ended June 25, 2005 was $4.5 million compared to a net loss of ($3.6) million in the prior year period.

Financial Guidance

The Company expects third quarter 2005 revenues to be between $65.0 million and $66.0 million, and a comparable restaurant sales increase of approximately 2% to 3%.  Diluted earnings per share are expected to be between $0.12 and $0.13.  The Company has already opened two new restaurants during the third quarter of 2005, one in Kansas City, Missouri, and the other in Indianapolis, Indiana, bringing the number of year-to-date openings in 2005 to five.

For fiscal 2005, the Company is raising its guidance and expects revenues to be between $270.0 million and $273.0 million, compared to the Company’s previous guidance of revenues between $265.0 million and $270.0 million.  The Company intends to open seven new restaurants in 2005, and expects a comparable restaurant sales increase of approximately 2% to 3%.  Diluted earnings per share are expected to be between $0.70 and $0.72, compared to the Company’s previous guidance of diluted earnings per share between $0.65 and $0.68.

Conference Call

The Company will host a conference call to discuss second quarter 2005 financial results today at 5:00 PM EDT.  Hosting the call will be Douglas Schmick, President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-811-8824, or for international callers by dialing 1-913-981-4903.  A replay will be available one hour after the call and can be accessed by dialing 1- 888-203-1112 or 1-719-457-0820 for international callers; the password is 4749100.  The replay will be available until August 16, 2005.  The call will be webcast live from the Company’s website at www.mccormickandschmicks.com under the investor relations section.

The webcast will also be distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 33 years, it has successfully grown to 57 restaurants in 24 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our third quarter and fiscal 2005 and the number of restaurants we intend to open in 2005 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

# # #

McCormick & Schmick’s Seafood Restaurants, Inc.

Summary of Consolidated Operating Results – Unaudited

(In thousands, except per share data)

	Thirteen week period ended
	June 26, 2004		June 25, 2005
	Restated

Revenues	$59,723	100%	$68,386	100%

Restaurant operating costs
Food and beverage	17,931	30.0%	19,927	29.1%
Labor	18,732	31.4%	21,380	31.3%
Operating	8,744	14.7%	9,998	14.6%
Occupancy	5,397	9.0%	6,061	8.9%
Total restaurant operating costs	50,804	85.1%	57,366	83.9%
General and administrative expenses	2,616	4.3%	3,561	5.2%
Restaurant pre-opening costs	1,120	1.9%	759	1.1%
Depreciation and amortization	2,902	4.9%	2,381	3.5%
Management fees and covenants not to compete	3,603	6.0%	—	—
Total costs and expenses	61,045	102.2%	64,067	93.7%
Operating income (loss)	(1,322)	(2.2)%	4,319	6.3%
Interest expense	939	1.6%	166	0.2%
Accrued dividends and accretion on mandatorily redeemable preferred stock	1,054	1.7%	—	—
Income (loss) before income taxes	(3,315)	(5.5)%	4,153	6.1%
Income tax expense (benefit)	(734)	(1.2)%	1,287	1.9%
Net income (loss)	$(2,581)	(4.3)%	$2,866	4.2%
Net income (loss) per share
Basic	$(0.33)		$0.21
Diluted	$(0.33)		$0.21
Shares used in computing net income (loss) per share(1)
Basic	7,782		13,782
Diluted	7,782		13,958

(1)          For the thirteen and twenty-six week periods ended June 26, 2004, which was prior to the Company’s initial public offering, the presentation gives retroactive effect to the completion of the Company’s corporate reorganization in calculating common shares outstanding.

McCormick & Schmick’s Seafood Restaurants, Inc.

Summary of Consolidated Operating Results – Unaudited

(In thousands, except per share data)

	Twenty-six week period ended
	June 26, 2004		June 25, 2005
	Restated

Revenues	$114,236	100%	$128,771	100%

Restaurant operating costs
Food and beverage	34,217	30.0%	37,687	29.3%
Labor	36,542	32.0%	40,736	31.6%
Operating	16,618	14.5%	19,014	14.8%
Occupancy	10,245	9.0%	11,666	9.0%
Total restaurant operating costs	97,622	85.5%	109,103	84.7%
General and administrative expenses	5,165	4.5%	6,903	5.4%
Restaurant pre-opening costs	2,114	1.8%	1,288	1.0%
Depreciation and amortization	5,585	4.9%	4,613	3.6%
Management fees and covenants not to compete	4,241	3.7%	—	—
Total costs and expenses	114,727	100.4%	121,907	94.7%
Operating income (loss)	(491)	(0.4)%	6,864	5.3%
Interest expense	1,796	1.6%	323	0.2%
Accrued dividends and accretion on mandatorily redeemable preferred stock	2,066	1.8%	—	—
Income (loss) before income taxes	(4,353)	(3.8)%	6,541	5.1%
Income tax expense (benefit)	(749)	(0.6)%	2,028	1.6%
Net income (loss)	$(3,604)	(3.2)%	$4,513	3.5%
Net income (loss) per share
Basic	$(0.46)		$0.33
Diluted	$(0.46)		$0.32
Shares used in computing net income (loss) per share(1)
Basic	7,782		13,782
Diluted	7,782		13,959

(1)          For the thirteen and twenty-six week periods ended June 26, 2004, which was prior to the Company’s initial public offering, the presentation gives retroactive effect to the completion of the Company’s corporate reorganization in calculating common shares outstanding.